Exhibit 99.1

agilon health Reports First Quarter 2026 Results
Raises Full-Year 2026 Total Revenues, Medical Margin and Adjusted EBITDA Guidance
Westerville, O.H., May 6, 2026 – agilon health, inc. (NYSE: AGL), the trusted partner empowering physicians to transform health care in our communities, today announced results for the first quarter ended March 31, 2026. In addition, the company increased full-year 2026 guidance for total revenues, medical margin, and Adjusted EBITDA.
“Our strong first-quarter performance and increase in full-year 2026 guidance reflects disciplined execution and progress against our strategic priorities. We are seeing early returns from investments in data and technology, clinical execution, and operating discipline,” said Ronald A. Williams, Executive Chairman. “We are also strengthening our Total Care Model—expanding clinical pathways, improving quality, and deepening payor alignment—positioning us for more predictable outcomes and sustained margin expansion. We remain confident in our 2026 outlook and long-term growth trajectory.”
Mr. Williams added, “We are also excited to welcome Tim O’Rourke as CEO, who brings more than 25 years of healthcare leadership. Under Tim’s leadership we expect to further sharpen our focus on execution with faster pull through from action to outcome and deliver increased value for all stakeholders.”
First Quarter 2026 Results:
•Total members on the agilon platform decreased to 536,000 as of March 31, 2026, including 426,000 Medicare Advantage members and 110,000 ACO model beneficiaries. Year-over-year changes to membership primarily reflect previously disclosed market exits, as well as payor exits in certain markets resulting from a disciplined approach to contracting focused on profitability.
•Total revenue of $1.42 billion in the first quarter 2026 decreased 7% compared to $1.53 billion in the first quarter 2025. Revenue reflects lower year-over-year membership partially offset by improved pricing, contract economics and burden of illness performance.
•Gross profit was $65 million in the first quarter 2026 compared to $51 million in the first quarter 2025. Net income was $49 million in the first quarter 2026 compared to $12 million in the first quarter 2025.
•Medical margin was $149 million during the first quarter 2026, compared to $128 million in the first quarter 2025. Medical margin includes cost trend for Medicare Advantage members reserved at 7.4%.
•Adjusted EBITDA was $54 million in the first quarter 2026 compared to $21 million in the first quarter 2025. Reflects the aforementioned items and strong ACO REACH performance.

Key Financial and Operating Metrics ($M):
(First Quarter 2026 vs. 2025)

	Three Months Ended March 31,		Change
	2026	2025	% YoY
Medicare Advantage Members[1]	426,000	491,000	(13%)
ACO Model Members[1,2]	110,000	114,000	(4%)
Total Members Live on Platform[1,2]	536,000	605,000	(11%)
Avg. Medicare Advantage Members	424,000	490,000	(13%)
Total Revenues	$1,420	$1,533	(7%)
Gross Profit (Loss)	$65	$51	28%
Medical Margin	$149	$128	16%
Net Income (Loss)	$49	$12	NM
Adjusted EBITDA[3]	$54	$21	162%
Geography Entry Costs	$2	$5	(60%)
1.Membership metrics reflect end of period results.
2.agilon’s ACO model entities are not included within its consolidated financial results.
3.agilon’s ACO model entities contributed $27 million and $20 million to Adjusted EBITDA during the first quarter 2026 and first quarter 2025, respectively.
Capital Position and Balance Sheet
agilon health’s balance sheet as of March 31, 2026 included cash, cash equivalents and marketable securities of $303 million and total debt of $32 million. At the end of the quarter, agilon health had $47 million of cash associated with the Company’s unconsolidated ACO model entities.
Second Quarter and Revised Fiscal Year 2026 Guidance and Assumptions
Guidance for Fiscal Year 2026 ($M):

	Year Ended December 31, 2026
	Updated Guidance		Previous Guidance
	Low	High	Low	High
Medicare Advantage Members[1]	425,000	435,000	N/A	N/A
ACO REACH Members[1,2]	100,000	105,000	N/A	N/A
Total Members Live on Platform[1]	525,000	540,000	N/A	N/A
Avg. Medicare Advantage Members	430,000	437,000	N/A	N/A
Total Revenues	$5,680	$5,805	$5,410	$5,580
Medical Margin	$350	$400	$300	$350
Adjusted EBITDA[3]	$10	$40	($15)	$15
Geography Entry Costs[4]	$15	$15	N/A	N/A
1.Membership reflects management’s outlook for end of period.
2.agilon’s partnered ACO model entities are not consolidated within its financial results.
3.Adjusted EBITDA contribution from ACO model entities is expected to be approximately $25-$30 million for fiscal year 2026.
4.Geography Entry Costs represent the corresponding expense included in the low-end and high-end of management’s outlook for Adjusted EBITDA.

Guidance for Second Quarter 2026 ($M):

	Quarter Ended June 30, 2026
	Low	High
Medicare Advantage Members[1]	434,000	444,000
ACO REACH Members[1,2]	106,000	109,000
Total Members Live on Platform[1]	540,000	553,000
Avg. Medicare Advantage Members	449,000	460,000
Total Revenues	$1,435	$1,475
Medical Margin	$115	$130
Adjusted EBITDA	$15	$25
Geography Entry Costs[3]	$5	$5
1.Membership reflects management’s outlook for end of period.
2.agilon’s partnered ACO model entities are not consolidated within its financial results.
3.Geography Entry Costs represent the corresponding expense included in the low-end and high-end of management’s outlook for Adjusted EBITDA.
Full-year revised guidance reflects:
•An expected increase year-over-year in member risk scores of 1.5% net of v28;
•the addition of a full risk contract signed in the first quarter of 2026 in an existing market with a new payor; and
•an increase in ACO REACH expected 2026 Adjusted EBITDA contribution to $25-$30 million based on the first quarter of 2026 performance.
The Company has not reconciled guidance for medical margin to gross profit (loss) or Adjusted EBITDA to net income (loss), the most comparable GAAP measures, and has not provided forward-looking guidance for gross profit (loss) or net income (loss) in each case because of the uncertainty around certain items that may impact gross profit (loss) or net income (loss), including non-cash stock-based compensation, which cannot be predicted without unreasonable effort.
Webcast and Conference Call
agilon health will host a conference call to discuss first quarter 2026 results on Wednesday, May 6, 2026, at 4:30 PM Eastern Time. The conference call can be accessed by dialing (833) 461-5787 for U.S. participants and +1 (585) 542-9983 for international participants and referencing participant code 206810108. A simultaneous listen-only, live webcast can be accessed by visiting the “Events & Presentations” section of agilon’s Investor Relations website at https://investors.agilonhealth.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call.
About agilon health
agilon health is the trusted partner empowering physicians to transform health care in our communities. Through our partnerships and purpose-built platform, agilon is accelerating at scale how physician groups and health systems transition to a value-based Total Care Model for their senior patients. agilon provides the technology, people, capital, process, and access to a peer network of approximately 2,300 primary care physicians (PCPs) that allow its physician partners to maintain their independence and focus on the total health of their most vulnerable patients. Together, agilon and its physician partners are creating the healthcare system we need – one built on the value of care, not the volume of fees. The result: healthier communities and empowered doctors. agilon is the trusted partner in approximately 30 diverse communities and is here to help more of our nation's leading physician groups and health systems have a sustained, thriving future. For more information visit www.agilonhealth.com and connect with us on LinkedIn.
Forward-Looking Statements
Statements in this release that are not historical factual statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectation as identified by the use of words such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable terms. Examples of forward-looking statements include, among other things: statements regarding our expectations related to our strategic plan and its benefits, our growth trajectory, our management transition, expected revenue, medical costs, net income and gross profit, total and average membership, Adjusted EBITDA, Medical Margin, geography entry costs and other financial projections and assumptions, including our first quarter of fiscal year 2026 and full-year 2026 guidance. Forward-looking statements reflect our current expectations and views about future events and are subject to risks and uncertainties that could significantly affect our future financial condition and results of operations. While forward-looking statements reflect our good faith belief and assumptions we believe to be reasonable based upon current information, we can give no assurance that our expectations or forecasts will be attained. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be outside our control. These risks and uncertainties that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, but are not limited to: our history of net losses and the expectation that our expenses will increase in the future; failure to identify and develop successful new geographies, physician partners and payors, or execute upon our growth initiatives; success in executing our operating strategies or achieving results consistent with our historical performance; medical expenses incurred on behalf of our members may exceed revenues we receive; our ability to maintain and secure additional contracts with Medicare Advantage payors on favorable terms, if at all; our ability to grow new physician partner relationships sufficient to recover startup costs; availability of additional capital, on acceptable terms or at all, to support our business in the future; significant reduction in our membership; transition to a Total Care Model may be challenging for physician partners; inaccuracy in estimates of our members’ risk adjustment factors, medical services expense, incurred but not reported claims, and earnings pursuant to payor contracts; public health crises, such as pandemics or epidemics, could adversely affect us; the impact of restrictive clauses or exclusivity provisions in some of our contracts with physician partners; our ability to hire and retain qualified personnel; our ability to realize the full value of our intangible assets; security breaches, cybersecurity attacks, loss of data and other disruptions to our information systems; our ability to protect the confidentiality of our know-how and other proprietary and internally developed information; our reliance on our subsidiaries to perform and fund their operations; our use of algorithms, artificial intelligence and machine learning in our business and challenges with properly managing the development and use of these technologies; our reliance on a limited number of key payors; the limited terms of contracts with our payors and our ability to renew them upon expiration; our ability to navigate the changing healthcare payor market; our reliance on our payors, physician partners and other providers to operate our business; our ability to obtain accurate and complete diagnosis data; our reliance on third-party software, data, infrastructure and bandwidth; consolidation and competition in the healthcare industry; the impact of changes to, and dependence on, federal government healthcare programs; uncertain or adverse economic and macroeconomic conditions, including a downturn or decrease in government expenditures; regulation of the healthcare industry and our and our physician partners’ ability to comply with such laws and regulations; federal and state investigations, audits and enforcement actions; repayment obligations arising out of payor audits; negative publicity regarding the managed healthcare industry generally; our use, disclosure and processing of personally identifiable information, protected health information, and de-identified data; failure to obtain or maintain an insurance license, a certificate of authority or an equivalent authorization; changes in tax laws and regulations, or changes in related judgments or assumptions; our indebtedness and our potential to incur more debt; our dependence on our subsidiaries for cash to fund all of our operations and expenses; provisions in our governing documents; our ability to achieve a return on investment depends on appreciation in the price of our common stock; lawsuits not covered by insurance and securities class action litigation; sustainability issues; our stock price may be volatile; non-compliance with the New York Stock Exchange could result in a delisting of our securities; risks related to management transitions, including the transition of our new Chief Executive Officer, and our ability to effectively manage leadership changes; and risks related to other factors discussed in our filings with the Securities and Exchange Commission (the “SEC”), including the factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which can be found at the SEC’s website at www.sec.gov. Additionally, ongoing implementation of performance initiatives, leadership changes, and dynamic market conditions create additional uncertainty regarding our future operating and financial performance. Except as required by law, we do not undertake, and hereby disclaim, any obligation to update any forward-looking statements, which speak only as of the date on which they are made.

agilon health, inc.
Condensed Consolidated Balance Sheets
In thousands, except per share data

	March 31, 2026	December 31, 2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$139,987	$173,713
Restricted cash and equivalents	71,579	—
Marketable securities	91,424	111,429
Receivables, net	899,745	673,793
Prepaid expenses and other current assets, net	118,438	137,762
Total current assets	1,321,173	1,096,697
Property, equipment, and capitalized software, net	24,887	25,417
Intangible assets, net	62,446	65,725
Other assets	96,432	83,451
Total assets	$1,504,938	$1,271,290
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Medical claims and related payables	$1,055,097	$929,770
Accounts payable and accrued expenses	202,482	127,477
Current debt	14,746	19,238
Total current liabilities	1,272,325	1,076,485
Long-term debt	15,279	15,750
Other liabilities	35,901	52,321
Total liabilities	1,323,505	1,144,556

Commitments and contingencies

Stockholders' equity (deficit):
Common stock, $0.01 par value: 2,000,000 shares authorized; 16,606 and 16,589 shares issued and outstanding, respectively	166	166
Additional paid-in capital	2,110,196	2,103,976
Accumulated deficit	(1,929,408)	(1,978,324)
Accumulated other comprehensive income (loss)	479	916
Total stockholders’ equity (deficit)	181,433	126,734
Total liabilities and stockholders’ equity (deficit)	$1,504,938	$1,271,290

agilon health, inc.
Condensed Consolidated Statements of Operations
In thousands, except per share data
(unaudited)

	Three Months Ended March 31,
	2026	2025

Revenues:
Medical services revenue	$1,418,549	$1,529,879
Other operating revenue	1,911	2,903
Total revenues	1,420,460	1,532,782
Expenses:
Medical services expense	1,269,628	1,401,867
Other medical expenses	85,817	80,193
General and administrative	54,231	65,956
Depreciation and amortization	6,787	6,876
Total expenses	1,416,463	1,554,892
Income (loss) from operations	3,997	(22,110)
Other income (expense):
Income (loss) from equity method investments	11,733	12,672
Other income (expense), net	16,025	9,261
Interest expense	(1,811)	(1,515)
Income (loss) before income taxes	29,944	(1,692)
Income tax benefit (expense)	(28)	(196)
Income (loss) from continuing operations	29,916	(1,888)
Discontinued operations:
Adjustments on sale of assets, net	19,000	14,000
Net income (loss) attributable to common shares	$48,916	$12,112

Basic earnings per common share:
Continuing operations	$1.80	$(0.11)
Discontinued operations	1.15	0.84
Net income (loss) attributable to common shares	$2.95	$0.73

Diluted earnings per common share:
Continuing operations	$1.80	$(0.11)
Discontinued operations	1.14	0.84
Net income (loss) attributable to common shares	$2.94	$0.73

Weighted average shares outstanding
Basic	16,599	16,517
Diluted	16,662	16,517

agilon health, inc.
Condensed Consolidated Statements of Cash Flows
In thousands
(unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$48,916	$12,112
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	6,787	6,876
Stock-based compensation expense	6,255	16,720
Loss (income) from equity method investments	(11,733)	(12,672)
Adjustments on sale of assets, net	(19,000)	(14,000)
Other, net	931	(2,229)
Changes in operating assets and liabilities	(8,428)	(38,794)
Net cash provided by (used in) operating activities	23,728	(31,987)
Cash flows from investing activities:
Purchases of property, equipment, and capitalized software	(3,101)	(3,849)
Purchase of intangible assets	(25)	(7,034)
Investments in marketable securities	—	(47,517)
Proceeds from maturities of marketable securities and other	22,398	35,311
Net cash provided by (used in) investing activities	19,272	(23,089)
Cash flows from financing activities:
Proceeds from (payments for) equity issuances, net	(35)	(161)
Debt issuance costs	(1,612)	—
Repayments of long-term debt	(3,500)	—
Net cash provided by (used in) financing activities	(5,147)	(161)
Net increase (decrease) in cash, cash equivalents and restricted cash and equivalents	37,853	(55,237)
Cash, cash equivalents and restricted cash and equivalents, beginning of period	173,713	193,860
Cash, cash equivalents and restricted cash and equivalents, end of period	$211,566	$138,623

agilon health, inc.
Key Operating Metrics
In thousands
(unaudited)
GROSS PROFIT (LOSS)

	Three Months Ended March 31,
	2026	2025
Total revenues	$1,420,460	$1,532,782
Medical services expense	(1,269,628)	(1,401,867)
Other medical expenses(1)	(85,817)	(80,193)
Gross profit (loss)	$65,015	$50,722
______________________________________________________________
(1)Represents physician compensation expense related to surplus sharing and other care management expenses that help to create medical cost efficiency. Includes costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets. For the three months ended March 31, 2026 and 2025, costs incurred in implementing geographies were $0.6 million and $(1.2) million, respectively.

GENERAL AND ADMINISTRATIVE COSTS, INCLUDING PLATFORM SUPPORT COSTS

	Three Months Ended March 31,
	2026	2025
Platform support costs	$37,615	$44,238
Geography entry costs(1)	1,659	6,562
Severance and related costs	6,114	525
Stock-based compensation expense	6,255	16,720
Other(2)	2,588	(2,089)
General and administrative	$54,231	$65,956
______________________________________________________________
(1)Represents direct geography entry costs, including investments to develop and expand our platform and costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets.
(2)Includes transaction-related costs.
Our platform support costs, which include regionally-based support personnel and other operating costs to support our geographies, are expected to decrease over time as a percentage of revenue as our physician partners add members and our revenue grows. Our operating expenses at the enterprise level include resources and technology to support payor contracting, clinical program development, quality, data management, finance, and legal and compliance functions.

agilon health, inc.
Non-GAAP Financial Measures
In thousands
(unaudited)
MEDICAL MARGIN

	Three Months Ended March 31,
	2026	2025
Gross profit (loss)(1)	$65,015	$50,722
Other operating revenue	(1,911)	(2,903)
Other medical expenses	85,817	80,193
Medical margin	$148,921	$128,012
______________________________________________________________
(1)Gross profit (loss) is defined as total revenues less medical services expense and other medical expenses.
ADJUSTED EBITDA

	Three Months Ended March 31,
	2026	2025
Net income (loss)(1)	$48,916	$12,112
(Income) loss from discontinued operations, net of income taxes	(19,000)	(14,000)
Interest expense	1,811	1,515
Income tax expense (benefit)	28	196
Depreciation and amortization	6,787	6,876
Severance and related costs	6,114	525
Stock-based compensation expense	6,255	16,720
EBITDA adjustments related to equity method investments(2)	14,883	6,843
Other(3)	(11,955)	(10,220)
Adjusted EBITDA	$53,839	$20,567
______________________________________________________________
(1)Includes direct geography entry costs, including investments to develop and expand our platform and costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets. For the three months ended March 31, 2026 and 2025, (i) $0.6 million and $(1.2) million, respectively, are included in other medical expenses and (ii) $1.7 million and $6.6 million, respectively, are included in general and administrative expenses.
(2)Includes elimination of certain administrative services provided by agilon health, inc. to equity method investments.
(3)Includes interest income, transaction-related costs and elimination of certain administrative charges by agilon health, inc. for trademark licensing fees and other service arrangements to its equity method investees.

agilon health, inc.
Supplemental Financial Information
In thousands
(unaudited)

	Three Months Ended March 31, 2026
	Medicare Advantage (Consolidated)	CMS ACO Models (Unconsolidated)
Medical services revenue	$1,418,549	$439,845
Other operating revenue	1,911	—
Total revenues	1,420,460	439,845
Medical services expense	(1,269,628)	(367,698)
Other medical expenses	(85,817)	(40,084)
Gross profit (loss)	65,015	32,063
Other operating revenue	(1,911)	—
Other medical expenses	85,817	40,084
Medical margin	$148,921	$72,147

Certain of our operations are not consolidated for the period presented because we do not have the ability to control certain activities due to another party’s control of the entities’ board of directors. Although revenues of the unconsolidated operations are not recorded as revenues by us, income (loss) from equity method investments is nonetheless a significant portion of our overall earnings. See Note 12 to the Condensed Consolidated Financial Statements in the Quarterly Report on Form 10-Q for the period ended March 31, 2026 for additional discussion on our equity method investments.

In addition to providing results that are determined in accordance with GAAP, we present Medical Margin and Adjusted EBITDA, which are non-GAAP financial measures.
We define Medical Margin as medical services revenue after medical services expense is deducted. Medical services expense represents costs incurred for medical services provided to our members. As our platform matures over time, we expect Medical Margin to increase in absolute dollars. However, Medical Margin per member per month (PMPM) may vary as the percentage of new members brought onto our platform fluctuates. New membership added to the platform is typically dilutive to Medical Margin PMPM. We believe this metric provides insight into the economics of our capitation arrangements as it includes all medical services expense directly associated with our members’ care.
We define Adjusted EBITDA as net income (loss) adjusted to exclude: (i) income (loss) from discontinued operations, net of income taxes, (ii) interest expense, (iii) income tax expense (benefit), (iv) depreciation and amortization, (v) stock-based compensation expense, (vi) severance and related costs, and (vii) certain other items that are not considered by us in the evaluation of ongoing operating performance. We reflect our share of Adjusted EBITDA for equity method investments by applying our actual ownership percentage for the period to the applicable reconciling items on an entity-by-entity basis.
Gross profit (loss) is the most directly comparable GAAP measure to Medical Margin. Net income (loss) is the most directly comparable GAAP measure to Adjusted EBITDA.
We believe Medical Margin and Adjusted EBITDA help identify underlying trends in our business and facilitate evaluation of period-to-period operating performance of our operations by eliminating items that are variable in nature and not considered by us in the evaluation of ongoing operating performance, allowing comparison of our recurring core business operating results over multiple periods. We also believe Medical Margin and Adjusted EBITDA provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We believe Medical Margin and Adjusted EBITDA or similarly titled non-GAAP measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance. Other companies may calculate Medical Margin and Adjusted EBITDA or similarly titled non-GAAP measures differently from the way we calculate these metrics. As a result, our presentation of Medical Margin and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, limiting their usefulness as comparative measures.

Contacts
Investor Contacts
Evan Smith, CFA
SVP Investor Relations
evan.smith@agilonhealth.com

Megan Cagle
investors@agilonhealth.com
Media Contacts
Stephanie Law
Corporate Communications
media@agilonhealth.com